Exhibit 10.4
QORVO, INC.
EXECUTIVE SEVERANCE PLAN
1.Purpose
Qorvo, Inc., a Delaware corporation (the “Company”), and its subsidiaries may provide severance payments under this Qorvo, Inc. Executive Severance Plan (the “Plan”) to an eligible executive or other key employee whose employment is terminated by the Company or the Employer (as defined below) and who meets the eligibility requirements defined below. The purpose of the Plan is to provide severance payments and benefits to participants who experience a Qualifying Termination (as defined below). This document constitutes both the written instrument under which the Plan is maintained and the summary plan description for the Plan.
The Plan is effective as of August 14, 2025 (the “Effective Date”).
2.Definitions
(a)“Administrator” means the Compensation Committee of the Board, unless and to the extent another duly authorized committee is designated by the Board. If there is no Compensation Committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan, but only to the extent of such delegation.
(b)“Affiliate” means a corporation or other entity a majority of the voting securities of which is beneficially owned by the Company, or any other corporation or other entity controlling, controlled by or under common control with the Company.
(c)“Annual Bonus Amount” means the Participant’s target bonus opportunity for the relevant performance period as defined in the Incentive Plan for the period in which the Termination Date occurs. In the event that bonus opportunities are determined other than on an annual basis, the bonus opportunity shall be annualized or otherwise adjusted as appropriate so that the Annual Bonus Amount is based on a full fiscal year.
(d)“Board” means the Board of Directors of the Company.
(e)“Cause” means any one or more of the following:
(i)The willful and continued failure of the Participant to perform his or her duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such failure after the Participant has received a Notice of Termination without Cause by the Company or has delivered a Notice of Termination for Good Reason to the Company) which has not been corrected within thirty (30) days after a written demand for performance is delivered to the Participant by the Company which specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties;

Exhibit 10.4
(ii)The Participant’s willfully or recklessly engaging in conduct that materially damages the business or reputation of Company or any Affiliate;
(iii)The conviction of the Participant by a court of competent jurisdiction of, or a plea by the Participant of “guilty” or “no contest” to, a felony, or any misdemeanor that involves moral turpitude;
(iv)The Participant’s engaging in any act of fraud, theft, misappropriation or embezzlement to the material detriment of the Company;
(v)Any willful diversion by the Participant of a material business opportunity from the Company for his or her own personal benefit without written consent of the Compensation Committee that continues for a period of thirty (30) days after written notice from the Company to the Participant;
(vi)Any willful breach by the Participant of a material term of the Plan that continues for a period of thirty (30) days after written notice from the Company to the Participant;
(vii)The repeated use of alcohol by the Participant or the illegal use by the Participant of a “controlled” substance (as defined in the North Carolina Controlled Substance Act, N.C. Gen. Stat., Chapter 90, Section 86 to 113.8), in either case in a manner that materially interferes with the performance of his or her duties; or
(viii)Any willful and material violation of any provision of the Company’s Corporate Governance Guidelines, the Company’s Code of Business Conduct and Ethics or other similar codes, policies and guidelines adopted from time to time by the Company (including, but not limited to, those policies related to equal employment opportunity and harassment).
For purposes of this provision, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without a reasonable belief that the Participant’s action or omission was in the best interests of the Company. For the avoidance of doubt, Cause shall not be triggered solely as a result of the Participant’s Disability or termination as a result thereof.
(f)“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(g)“Company Group” means the Company and each of its subsidiaries and Affiliates (including the Employer).
(h)“Compensation Committee” means the Compensation Committee of the Board.
(i)“Disability” means a physical or mental illness or injury that prevents the Participant from performing the essential functions of his or her duties (as they existed immediately before the illness or injury) on a full-time basis for a period of at least six (6)

Exhibit 10.4
consecutive months. The Compensation Committee shall have authority to determine if a Disability exists.
(j)“Employer” means the member of the Company Group that employs the Participant.
(k)“Eligible Employees” means, unless otherwise determined by the Administrator from time to time in its sole discretion, (i) all individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended (other than the Company’s Chief Executive Officer (the “CEO”)), and the following Company roles reporting directly to the CEO: Senior Vice President and Chief Financial Officer, Senior Vice President and President of Connectivity & Sensors, Senior Vice President and President of High Performance Analog, Senior Vice President and President of Advanced Cellular, Senior Vice President of Sales & Marketing, Senior Vice President of Global Operations, Senior Vice President and General Counsel, Secretary, Senior Vice President and Chief Human Resources Officer and Vice President and Corporate Controller and (ii) each other key employee of the Company identified by the Administrator from time to time.
(l) “Equity Awards” means a Participant’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company Group equity or equity-based compensation awards.
(m) “Good Reason” means any of the following:
(i)Any material reduction by the Company of the Participant’s base salary, other than a reduction in accordance with the Participant’s written consent;
(ii)A Company-mandated relocation of the Participant’s principal place of employment or principal residence by more than 50 miles, without Participant’s express written consent; or
(iii)Any material breach by the Company of any material provision of the Plan or any other material agreement between the Company and the Participant.
Notwithstanding the foregoing, in order for an event to constitute Good Reason under this Plan, the following requirements must be satisfied: (i) within the ninety (90) day period immediately following the date on which the Participant first becomes aware of the occurrence of such event which is alleged to constitute Good Reason, the Participant shall deliver to the Company a written notice which shall indicate the specific event(s) giving rise to the Good Reason provisions relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Good Reason termination of the Participant’s employment under the provisions so indicated (the “Notice of Good Reason”), (ii) the Company shall then have thirty (30) days from the date of receipt of such Notice of Good Reason to effect a cure of the condition constituting Good Reason (the “Cure Period”), and (iii) the Company fails to cure the condition constituting Good Reason within such Cure Period. If the Notice of Good Reason is also intended to serve as a Notice of Termination, the requirements for such Notice of Termination must also be satisfied.

Exhibit 10.4
(n)“Notice of Termination” means a written notice which shall indicate those specific termination provisions in the Plan relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provisions so indicated. For purposes of the Plan, no such purported termination by the Company or the Participant shall be effective without such Notice of Termination.
(o)“Qualifying Termination” means a Participant’s employment with the Company Group is terminated (i) by a Company Group member without Cause or (ii) by the Participant for Good Reason.
(p)“Participation Agreement” has the meaning set forth in Section 3.
(q)“Release” means an effective general release and waiver of claims against each member of the Company Group and each of their respective shareholders, officers, employees, directors, agents, attorneys, insurers, benefit plans, benefit plan administrators, and all of their predecessors, successors and assigns.
(r)“Release Effective Date” means the date on which the revocation period set forth in a Release (if any) expires without the releasor therein having revoked the Release, and the Release becomes non-revocable.
(s)“Termination Date” means the date on which a Participant’s employment with the Company Group has terminated.
3.Eligibility
Each Eligible Employee will be eligible to receive severance benefits under the Plan, subject in each case to the Participant having signed and delivered to the Company, within the time set by the Company, a participation agreement (the “Participation Agreement”) in a form provided by the Company. Each Eligible Employee who signs and delivers to the Company a Participation Agreement in accordance with this Section 3 shall be referred to herein as a “Participant”.
A Participant will be eligible for the severance payments and benefits provided under the Plan if the Participant experiences a Qualifying Termination. For clarity, a Participant will not experience a Qualifying Termination if the Participant’s employment terminates for any reason not expressly specified as a Qualifying Termination, including (a) by the Company or the Employer for Cause, (b) due to the Participant’s Disability, (c) due to the Participant’s death, (d) due to the Participant’s voluntary retirement, (e) due to the Participant’s voluntary resignation without Good Reason, (f) upon or in connection with the Participant’s acceptance of employment with any division, subsidiary, Affiliate or managed entity of any member of the Company Group, or (g) under circumstances entitling the Participant to at least greater severance payments or benefits under a Company Severance Policy.
If a Participant indicates an intention to resign and the Company or the Employer decides to accept the resignation at an earlier date, the Participant will not, for that reason, be entitled to severance under the Plan.
4.Severance Payments and Benefits

Exhibit 10.4
Upon a Participant’s Qualifying Termination, subject to Section 6 below, the Participant will be entitled to receive the following severance payments and benefits (the “Severance Benefits”):
(a)an amount equal to the sum of the Participant’s (A) then-current base salary plus (B) Annual Bonus Amount;
(b)an amount equal to the Participant’s annual bonus under the Incentive Plan for the performance period during which the Termination Date occurs, calculated based on actual performance achieved through the end of the applicable performance period, pro-rated for the number of calendar days during such performance period during which the Participant was employed, payable when such bonuses are normally paid or, if later, upon the Release Effective Date;
(c)If the Participant timely and properly elects continuation coverage under the Company’s health care plan (the “Company Health Care Plan”) pursuant to Code Section 4980B and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), during the Coverage Period (as defined below), the Company shall reimburse the Participant for the difference between the monthly COBRA premium actually paid by the Participant for the level of continuation coverage previously elected (e.g., individual coverage, individual plus spouse coverage or family coverage), and the monthly premium amount required to be paid by active employees for the same level of coverage under the Company Health Care Plan. Alternatively, in the Company’s discretion, during the Coverage Period, the Company shall be permitted to subsidize on the Participant’s behalf the difference between the monthly COBRA premium actually paid by the Participant for the level of continuation coverage previously elected (e.g., individual coverage, individual plus spouse coverage or family coverage), and the monthly premium amount required to be paid by active employees for the same level of coverage under the Company Health Care Plan. (For clarity, the Participant may elect continuation coverage that is at the same level of or lesser than the level of coverage the Participant received immediately prior to termination.) If reimbursed to the Participant, such reimbursement shall be paid to the Participant periodically in accordance with the normal payroll practices of the Company. The Participant’s right to receive COBRA coverage pursuant to this Section 4(c) (whether subsidized or reimbursed) shall terminate upon the earlier of: (i) the conclusion of the twelve (12)-month period beginning with the month after the month in which the Termination Date occurs, (ii) the date the Participant is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Participant receives substantially similar coverage from another employer-provided or group plan which may be a plan of his or her new employer or his or her spouse’s employer (the “Coverage Period”); and
(d)any earned but unpaid bonus in respect of the most-recent bonus performance period ending prior to the Termination Date (the “Prior Earned Bonus”), payable when the bonus would have normally been paid or, if later, upon the Release Effective Date.
The amounts set forth in clause (a) shall be paid in substantially equal installments in accordance with the Company’s (or the Employer’s) regular payroll practices over the twelve (12)-month period following the Termination Date, and the amounts set forth in clauses (b) and (d) shall be paid in a single lump sum; provided, however, that (x) no payments shall be made until the

Exhibit 10.4
Release Effective Date, (y) if the period during which the Participant may execute the Release begins in one calendar year and ends in the next calendar year, then the payments will not commence until the second calendar year and (z) any such payments that are delayed pursuant to clauses (x) or (y) above will instead be made in the first payroll period to occur after the Release Effective Date and the start of the second calendar year (if applicable).
5.Treatment of Equity Awards
Upon a Participant’s Qualifying Termination, the treatment of the Participant’s Equity Awards shall be governed by the terms of the applicable plan or award agreement pursuant to which such award was granted or any successor to such plan or award agreement, as applicable; provided that, notwithstanding the foregoing or anything to the contrary in any applicable document governing the Equity Awards, if the Participant executes a standard non-competition agreement in a form provided by the Company in connection with his or her execution of the Release, any Equity Awards that would otherwise be forfeited upon such Qualifying Termination pursuant to their terms shall remain outstanding and continue to be eligible to vest for one year following the Termination Date (notwithstanding any continuing service requirements).
6.Participation: Requirement of Release and Waiver and Compliance with Covenants
In order to be eligible to receive the payments and benefits as outlined in Section 4, a Participant must: (a) sign and deliver to the Company, within the time set by the Company, an effective Release in a form provided by the Company (and not revoke the Release following delivery of the Release to the Company, if revocation is permitted); and (b) comply, and continue to comply, with the terms of the Release and of any non-competition, non-solicitation, non-disparagement, confidentiality, or other restrictive covenant obligation owed to any member of the Company Group, for the applicable duration of each such covenant. For the avoidance of doubt, in the event of a Participant’s breach of the terms of any restrictive covenant obligation to any member of the Company Group, including under the Participant’s Equity Award agreements with any member of the Company Group, the Participant shall not be entitled to any further payments or benefits under the Plan, and the Participant may (in the discretion of the Compensation Committee) be obligated to repay any amounts previously paid under the Plan and any other payments or benefits previously provided under the Plan may be subject to recovery pursuant to the Qorvo, Inc. Compensation Recoupment Policy or any similar policy adopted by the Company.
7.Calculation of Severance Payment
Unless otherwise set forth in a Participation Agreement, Severance Benefits are determined based on the Participant’s role with the Company as of the Participant’s Termination Date, as determined in accordance with Section 4, and are subject to withholding of applicable federal, state and/or local taxes as required by law.
The Company shall have the discretion, from time to time and on a case-by-case basis, to provide any additional benefits, whether under the Plan or any other plan or arrangement, as it deems necessary or appropriate. In no event shall the provision of any such benefit for one Participant

Exhibit 10.4
create a precedent or require that any other Participant be provided such benefit, either under the Plan or any other plan or arrangement.
8.Non-Duplication of Benefits; Survival of Other Benefits.
Notwithstanding any other provision in the Plan to the contrary, if the Participant is entitled to any severance or similar benefits outside of the Plan by operation of applicable law or under any employment or other individual agreement, offer letter or other Company (or other member of the Company Group)-sponsored plan, policy, contract or arrangement (a “Company Severance Policy”), the Participant’s benefits and payments provided under the Plan will be reduced by the value of the severance or similar benefits that the Participant receives by operation of applicable law or under any applicable Company Severance Policy, all as determined by the Administrator in the Administrator’s discretion.
9.Section 409A
To the extent any payments or benefits under the Plan are subject to Section 409A of the Code (“Section 409A”), the Plan shall be interpreted and administered to the maximum extent possible to comply with Section 409A. For purposes of any payments or benefits under the Plan subject to Section 409A:
(a)The Participant shall not be considered to have terminated employment with the Company Group unless the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A.
(b)Each separate payment to be made or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A.
(c)If the Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service, to the extent required under Section 409A to avoid accelerated taxation and tax penalties, any amounts payable during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death).
(d)The Company makes no representation that payments described in the Plan will be exempt from or comply with Section 409A.
10.Accrued Amounts.
In the event of any termination of employment for any reason, as of the Termination Date, the Participant shall be entitled to: (i) any base salary earned but not paid through the Termination Date, paid on the next regularly scheduled payroll date following such termination, (ii) any unreimbursed business expenses that are otherwise reimbursable and (iii) all other vested accrued benefits, if any, due to the Participant, as determined in accordance with the plans, policies and practices of the Company Group and applicable law.

Exhibit 10.4
11.Plan Administration
Qorvo, Inc. is the named fiduciary of the Plan and shall administer the Plan, acting through the Administrator. The Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan not otherwise reserved to the Company.
Not in limitation, but in amplification of the powers and duties specified in the Plan, the Administrator shall:
(a)have all powers to administer the Plan, within its sole discretion.
(b)have total and complete discretion to interpret the Plan and to determine all questions arising in the administration, interpretation and application of the Plan, including the power to construe and interpret the Plan; to decide all questions relating to an individual’s eligibility for benefits and the amounts thereof; to make such adjustments which it deems necessary or desirable to correct any mathematical or accounting errors; and to determine the amount, form and timing of any distribution to be made hereunder.
(c)correct any defect, supply any omission or reconcile any inconsistency in such manner and to such extent as the Administrator shall deem necessary to carry out the purposes of the Plan.
(d)have fact finder discretionary authority to decide all facts relevant to the determination of eligibility for benefits or participation; have the discretion to make factual determinations as well as decisions and determinations relating to the amount and manner of allocations and distribution benefits; and in making such decisions, be entitled to, but need not rely upon, information supplied by a Participant or representative thereof.
(e)have total and complete discretion to adopt, publish, and enforce such rules as the Administrator shall deem necessary and proper for the efficient administration of the Plan.
All determinations by Qorvo, Inc. referred to in the Plan shall be made by Qorvo, Inc. in its capacity as settlor of the Plan.
12.General Provisions
Except to the extent that federal law governs, the Plan will be construed, administered and enforced in accordance with the laws of the State of North Carolina.
Any provision in the Plan that is prohibited or unenforceable by reason of applicable law in any jurisdiction shall be ineffective, but only in that jurisdiction and only to the extent of such prohibition or unenforceability, without invalidating or affecting the remaining provisions of the Plan.

Exhibit 10.4
Participants may not assign or transfer the benefits provided under the Plan. Any successor to the Company (whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company that becomes bound by the terms of the Plan by operation of law, or otherwise.
The Participant may designate one (1) or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Plan. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. The Participant may make or change such designation at any time.
Nothing in the Plan shall be construed as conferring any right upon a Participant with respect to the continuation of employment, or interfere with the right of the Employer or any member of the Company Group to terminate a Participant’s employment at any time.
For the avoidance of doubt, no severance payment made under the Plan shall be considered as creditable “compensation” under any benefit plan maintained by the Employer or any member of the Company Group, unless specifically provided for under the applicable plan documents or required by applicable law.
If the Employer or any member of the Company Group is obligated by the Worker Adjustment and Retraining Notification Act or any other similar non-U.S., state, or local law (“WARN”) to provide Participants compensation or benefits upon a plant closing or mass layoff, then any benefits provided under the Plan will be reduced or offset by the amount of the compensation and benefits Participants receive under WARN.
13.Plan Information
(Information required by the Employee Retirement Income Security Act of 1974)

Exhibit 10.4

Plan Name Qorvo, Inc. Executive Severance Plan	Type of Welfare Plan Severance Pay
Employer Identification Number 46-5288992	Plan Year Ends December 31
Plan Number 502 Plan Sponsor Qorvo, Inc. Type of Plan Unfunded ERISA Welfare Benefit Severance Plan
Administrator
Compensation Committee
Qorvo, Inc.
7628 Thorndike Road
Greensboro, NC 27409
Tel: 503-615-9500
Agent for Service of Legal Process
Senior Vice President and Chief Human Resources Officer
Qorvo, Inc.
7628 Thorndike Road
Greensboro, NC 27409
Tel: 503-615-9500

14.Cost and Funding of the Plan
The Company (or the Employer) will pay benefits of the Plan out of the general assets of the Company (or the Employer, as applicable), at no cost to the Participant.
15.Changing or Terminating the Plan
The Company, by action of the Compensation Committee, reserves the right to amend or terminate the Plan or the benefits provided hereunder at any time, subject to the provisions of this Section 15. Any amendment or termination of the Plan will be in writing. Once a Participant has incurred a Qualifying Termination, no amendment or termination of the Plan may, without that Participant’s written consent, reduce or alter to the detriment of the Participant, the payments and benefits to which the Participant is entitled.
16.ERISA Rights
Participants in the Qorvo, Inc. Executive Severance Plan have certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that Participants are entitled to:
(a)examine, without charge, at the Administrator’s office and at other specified locations, all documents governing the Plan; and
(b)obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including a copy of the latest annual report (Form 5500)

Exhibit 10.4
filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration. The Administrator may make a reasonable charge for the copies.
17.Prudent Actions by Plan Fiduciaries
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries,” have a duty to administer the Plan prudently and solely in the interest of the Participants and beneficiaries. No one, including an Employer, or any other person, may fire a Participant or otherwise discriminate against any Participant in any way to prevent a Participant from obtaining a benefit or exercising a Participant’s rights under ERISA.
18.Filing a Claim
If a Participant disagrees with the determination or payment of such Participant’s benefits, or if a Participant has any questions about receiving these benefits, such Participant should contact the Administrator in writing at the address set forth in the Plan Information above.
19.Time Frame for Claim Determinations Regarding Benefits
If a Participant receives an adverse benefit determination (i.e., any denial, reduction, or termination of a benefit, or a failure to provide or make a payment), the Administrator will notify the Participant of the adverse determination within a reasonable period of time, but not later than 90 days after receiving such Participant’s written claim. This 90-day period may be extended for up to an additional 90 days if the Administrator (i) determines that special circumstances require an extension of time for processing the claim, and (ii) notifies the Participant, before the initial 90-day period expires, of the special circumstances requiring the extension of time and the date by which the Plan expects to render a determination.
In the event an extension is necessary due to a Participant’s failure to submit necessary information, the Plan’s time frame for making a benefit determination on review is stopped from the date the Administrator sends the Participant the extension notification until the date the Participant responds to the request for additional information.
20.If a Participant Receives an Adverse Benefit Determination
The Administrator will provide a Participant with a notification of any adverse benefit determination that will set forth:
(a)the specific reason(s) for the adverse benefit determination;
(b)reference to the specific Plan provisions on which the benefit determination is based;

Exhibit 10.4
(c)a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why that material or information is necessary; and
(d)a description of the Plan’s appeal procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under ERISA after an adverse determination on appeal to the Administrator.
21.Procedures for Appealing an Adverse Benefit Determination
A Participant, or a Participant’s authorized representative, has 60 days following the receipt of a notification of an adverse benefit determination within which to appeal the determination.
A Participant has the right to:
(a)submit written comments, documents, records and other information relating to the claim for benefits;
(b)request reasonable access to, and copies of all documents, records and other information relevant to the Participant’s claim for benefits. Note that a reasonable charge will be made for copies of the Plan document. For this purpose, a document, record, or other information is treated as “relevant” to a claim if it:
(i)was relied upon in making the benefit determination;
(ii)was submitted, considered, or generated in the course of making the benefit determination, regardless of whether such document, record or other information was relied upon in making the benefit determination; or
(iii)demonstrates compliance with the administrative processes and safeguards required in making the benefit determination; and
a review that takes into account all comments, documents, records, and other information submitted by the Participant relating to the claim, regardless of whether such information was submitted or considered in the initial benefit determination.
The Administrator will notify the Participant of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days after receipt of the Participant’s request for review by the Plan. This 60-day period may be extended for up to an additional 60 days if the Administrator both determines that special circumstances require an extension of time for processing the claim, and notifies the Participant, before the initial 60-day period expires, of the special circumstances requiring the extension of time and the date by which the Plan expects to render a determination on review.
In the event that an extension is necessary due to the Participant’s failure to submit necessary information, the Plan’s time frame for making a benefit determination on review is stopped from

Exhibit 10.4
the date the Administrator sends the Participant the extension notification until the date such Participant responds to the request for additional information.
The Administrator’s notice of an adverse benefit determination on appeal will contain all of the following information:
(a)the specific reason(s) for the adverse benefit determination;
(b)reference to the specific Plan provisions on which the benefit determination is based;
(c)a statement that the Participant is entitled to receive, upon request, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim. Note that a reasonable charge will be made for copies of the Plan document; and
(d)a statement describing the Participant’s right to obtain the information about such procedures, and a statement of the Participant’s right to bring an action under ERISA.
The Participant must exhaust the Plan’s administrative claims and appeals procedure before bringing a suit in either state or federal court. Similarly, failure to follow the Plan’s prescribed procedures in a timely manner will also cause the Participant to lose the Participant’s right to sue regarding an adverse benefit determination.
22.Assistance with Questions
If the Participant has any questions about the Plan, the Participant should contact the Administrator. If the Participant has any questions about this statement or about the Participant’s rights under ERISA, or if the Participant needs assistance in obtaining documents from the Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, DC 20210. The Participant may also obtain certain publications about the Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.